Exhibit 99(4)(c)
Rider
Guaranteed Minimum Income Benefit
(Annual Reset Option)
This rider is part of your contract. It is subject to the contract terms. If the terms of this rider and the contract differ, this rider controls.
Rider Definitions
Charge Freeze Period is the period shown in the Contract Specifications on Page 4 of the contract, during which we guarantee that the Rider Charge Rate will not increase.
Effective Date

If issued at the same time as your contract, this rider becomes effective on the Contract Date shown in the Contract Specifications on Page 3 of the contract. If issued after your contract, this rider becomes effective on the Rider Date (the subsequent anniversary of the Contract Date selected).

Income Benefit Exercise Dates
While this rider is in effect, you may make an election on, or during the 30-day period immediately following, any of the Income Benefit Exercise Dates, for the payee to receive the Guaranteed Minimum Income Benefit provided under this rider. The Income Benefit Exercise Dates for this rider are: (a) the later of the 10th anniversary of the date that this rider is issued or the 10th anniversary of the date that this rider was last reset, if applicable; and/or (b) any subsequent rider anniversary prior to the rider’s termination.
Unless we agree otherwise in writing, any election for the payee to receive the Guaranteed Minimum Income Benefit applies to the entire contract.
Guaranteed Income Base
This rider provides for a Guaranteed Minimum Income Benefit. The Guaranteed Income Base is the amount that will be applied to determine the Guaranteed Minimum Income Benefit. The Guaranteed Income Base is equal to the greater of:
(a)	the Guaranteed Earnings Income Base; or

(b)	the Step-up Income Base.
Guaranteed Earnings Income Base
The initial Guaranteed Earnings Income Base is equal to your Net Purchase Payment made on the Contract Date, plus any additional Net Purchase Payments made on or before the three-month anniversary of the Contract Date. Subject to the foregoing, at the end of each subsequent Valuation Period, the Guaranteed Earnings Income Base is equal to:
(1)	the Guaranteed Earnings Income Base at the end of the preceding Valuation Period increased as specified below; plus

(2)	any additional Net Purchase Payments made during the Valuation Period; less

Form 08-GMI-1	The Ohio National Life Insurance Company	Page 1 of 8

(3)	the amount of all withdrawals (along with their applicable Contingent Deferred Sales Charge, if any) taken during the Valuation Period, up to the amount that, when taken together with other withdrawals taken during the Contract Year, equals 6% of the Guaranteed Earnings Income Base as of the beginning of the Contract Year multiplied by a factor which is equal to (i) 1 for withdrawals taken up to the anniversary of the Contract Date following the Annuitant’s 85th birthday and (ii) zero for withdrawals taken from the anniversary of the Contract Date after the Annuitant’s 85th birthday; less

(4)	on a pro rata basis, the amount of any withdrawals (along with their applicable Contingent Deferred Sales Charge, if any) in excess of the withdrawals covered by (3) above or any withdrawals taken after the anniversary of the Contract Date after the Annuitant’s 90th birthday.
Under the pro rata adjustment, the Guaranteed Earnings Income Base will be reduced by the same percentage reduction to the Contract Value that resulted from the withdrawal.

However, if in any Contract Year, the sum of all withdrawals is less than or equal to the product of (a) and (b), where (a) is the Guaranteed Earnings Income Base on the previous anniversary of the Contract Date and (b) is 6%, then such sum will be treated as a single withdrawal that is made at the end of that Contract Year and will reduce the Guaranteed Earnings Income Base by the dollar amount of such sum.

The amount of increase for a Valuation Period will be calculated by applying a factor to the Guaranteed Earnings Income Base from the preceding Valuation Period. This factor is determined for each Valuation Period at an annual effective rate equal to the Guaranteed Earnings Rate. The Guaranteed Earnings Rate will be equal to 6%. The Guaranteed Earnings Rate is reduced to 0% on the anniversary of the Contract Date after the Annuitant’s 85th birthday.

If this rider is added after the Contract Date, the initial Guaranteed Earnings Income Base will be calculated as if a purchase payment equal to the Contract Value at that time had been made on the Rider Date.
Step-up Income Base
On the Contract Date, the Step-up Income Base is equal to the initial Net Purchase Payment. The Step-up Income Base during the first year following the Contract Date shall equal the initial Step-up Income Base plus any Net Purchase Payments made to the contract during such year and adjusted, on a pro rata basis, for any withdrawals (including Contingent Deferred Sales Charges, if any) taken from the contract during such year. Under the pro rata adjustment, the Step-up Income Base will be reduced by the same percentage reduction to the Contract Value that resulted from the withdrawal.

On the first anniversary of the Contract Date, the Step-up Income Base shall be increased to the Contract Value at that time, if such Contract Value is greater than the then current Step-up Income Base.

The Step-up Income Base in subsequent one-year periods shall equal the Step-up Income Base as of the end of the previous year, plus any Net Purchase Payments made to the contract during the one-year period, and adjusted, on a pro rata basis, for any withdrawals (including Contingent Deferred Sales Charges, if any) taken from the contract during the one-year period. The Step-up Income Base shall be increased at the end of each one-year period to the Contract Value if it is greater, up to and including the anniversary of the Contract Date after the Annuitant’s 85th birthday.

If this rider is added after the Contract Date, the initial Step-up Income Base will be calculated as if a purchase payment equal to the Contract Value at that time had been made on the Rider Date.

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Reset Feature

While this rider is in effect, it may be reset on any anniversary of the Contract Date up to and including the anniversary of the Contract Date immediately following the Annuitant’s 80th birthday. If you elect to reset this rider, the Guaranteed Earnings Income Base will be set equal to the Contract Value on the date the rider is reset (hereafter referred to as the “Reset Date”), and the earliest Income Benefit Exercise Date will become the 10th anniversary of the Reset Date. Resets are also permitted up to 30 days after an eligible Reset Date, in which case the reset will be effective as of the applicable Reset Date, based on the Contract Value on such Reset Date. A reset can only happen if the Contract Value is greater than the Guaranteed Earnings Income Base. No reset will be made unless we receive from you Notice of your intent to reset this rider. Such Notice must be received no later than 30 days after the eligible reset date.

Protection in the Event of Zero Contract Value
If immediately after a withdrawal or a charge: (1) the Contract Value is reduced to zero; (2) the cumulative withdrawals for the Contract Year do not exceed the product of (a) and (b), where (a) is the Guaranteed Earnings Income Base on the previous anniversary of the Contract Date and (b) is 6%; and (3) the earliest Income Benefit Exercise Date has not yet been reached, then the Guaranteed Minimum Income Benefit will automatically be exercised on the date the Contract Value falls to zero, based on the Annuitant’s age and the value of the Guaranteed Income Base on that date.

However, in addition to the preceding requirements, if in any prior Contract Year the cumulative withdrawals for the Contract Year exceeded the product of (a) and (b), where (a) is the Guaranteed Earnings Income Base on the previous anniversary of the Contract Date and (b) is 6%, the protection offered under this provision will be forfeited. If the Contract Value subsequently falls to zero, this rider will terminate automatically without paying a Guaranteed Minimum Income Benefit.

If (1) you take no withdrawals before the anniversary of the Contract Date prior to the Annuitant’s 60th birthday, (2) the withdrawals that you have taken in any Contract Year have never exceeded the amount of withdrawals allowed under subsection (3) in the Guaranteed Earnings Income Base section, (3) your Contract Value is reduced to zero on or after the anniversary of the Contract Date prior to the Annuitant’s 60th birthday; and (4) you select Annuity Option 1: Life Annuity with 10-Years Certain, then the income payments paid in monthly installments under such Annuity Option will be no less than 6% annually of the Guaranteed Earnings Income Base remaining at the time that the Contract Value equals zero.

This rider will not terminate even if a withdrawal causes the Contract Value to drop below the minimum Contract Value in the contract if the withdrawals you have taken in any Contract Year have never exceeded the amount of withdrawals allowed under subsection (3) in the Guaranteed Earnings Income Base section.

Available Investment Options
At the time that this rider is issued, you may choose whether or not to accept restrictions on investment choices.

If you choose not to accept restrictions on investment choices, you will still have the option, at any time, to make an irrevocable commitment to accept optional investment restrictions. Subsequent to this commitment, at any reset you will receive a Rider Charge Rate equal to the Investment Restrictions Charge Rate in accordance with the Charge for Rider provision of this rider.

Once optional investment restrictions are committed to and while this rider is in effect, your purchase payments and your Contract Value must be allocated to the Fixed Accumulation Account, if available, and/or in accordance with either Paragraph (1) or (2) below:

(1)	Your purchase payments or your Contract Value, if this rider is issued after the Contract Date, must be allocated to one of the available Asset Allocation Models (the “Models”) from those offered by us and approved for use with this rider. You may maintain funds in only one Model at any given time.

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(2)	Your purchase payments and your Contract Value must be allocated in accordance with the following investment restrictions:

(a)	A percentage at least equal to the Category I Floor shown on Page 4 of the contract must be allocated to any combination of subaccounts that we designate as Category I Subaccounts;

(b)	A percentage no greater than the Category II Cap shown on Page 4 of the contract may be allocated to any combination of subaccounts that we designate as Category II Subaccounts;

(c)	A percentage no greater than the Category III Cap shown on Page 4 of the contract may be allocated to any combination of subaccounts that we designate as Category III Subaccounts;

(d)	A percentage no greater than the Category IV Cap shown on Page 4 of the contract may be allocated to any combination of subaccounts that we designate as Category IV Subaccounts.

Notwithstanding the above, your purchase payments may be allocated to a Dollar Cost Averaging (“DCA”) Account, if available, and then transferred to a Model selected by you under (1) above or the subaccounts under (2) above, subject to any restrictions on such transfers as set forth in your contract.

By Notice to us, you may modify your purchase payment allocations at any time as long as the new allocation instructions continue to satisfy the investment restrictions in Paragraphs (1) or (2) above.

Any transfer request that results in moving Contract Value from one category to another must result in a Contract Value allocation that continues to meet the investment restrictions described above. A transfer request will not cause your allocation instructions for purchase payments and/or for rebalancing of your contract to change, unless such request is accompanied by new instructions for allocating purchase payments and/or rebalancing.

We will determine for each new variable subaccount the appropriate investment category to place it in. In addition, we reserve the right to change the category classification of any subaccount by written Notice. We reserve the right to make any change in the classification of a subaccount apply to future purchase payments or transfers.

We may limit the availability of any Asset Allocation Model or any subaccount for use with this rider. If an existing subaccount becomes unavailable for the allocation of future purchase payments or Contract Value, you will need to provide us updated allocation instructions that comply with paragraph (2) above. If you fail to provide us with new instructions and your allocations of purchase payments or Contract Value violates the investment restrictions, your rider will be terminated. You may only be in one Asset Allocation Model at a time. Therefore, if an Asset Allocation Model to which your Contract Value is allocated becomes unavailable for the allocation of future purchase payments under the rider and you wish to make additional purchase payments, you will have to transfer your Contract Value to an Asset Allocation Model that is then available under this rider.

While this rider is in effect, we will rebalance quarterly the amounts in each individual variable subaccount based on your rebalance instructions. Such rebalancing will first occur on each three-month anniversary of the Rider Date; however, if this rider was issued on the 29th, 30th, or 31st day of a month and the month of the three-month anniversary does not have in it a day corresponding to the day in the month that the rider was issued, such rebalancing will occur on the last day of the month. If a quarterly rebalancing date is not the last day of a Valuation Period, such rebalancing will occur at the end of that Valuation Period. Rebalancing will only occur on the three-month anniversaries of the Rider Date. Neither withdrawals from the contract nor transfers will result in a rebalancing on the date of such transaction.

If you choose to allocate your purchase payments or Contract Value to an Asset Allocation Model in accordance with Paragraph (1) above, at the end of each calendar quarter, variable account values allocated within each Model will be rebalanced to maintain the mix of investments in the proportions established for each Model.

Form 08-GMI-1	The Ohio National Life Insurance Company	Page 4 of 8

Spousal Continuation
If your surviving spouse becomes the Owner and Annuitant of the contract upon your death, such surviving spouse shall become the new Annuitant for purposes of this benefit, regardless of the age of such surviving spouse.

A Spousal Continuation will not affect the Guaranteed Income Base calculation or the initial Income Benefit Exercise Date. Other than a Spousal Continuation, there is no right to change the Annuitant under this rider or the contract.
Guaranteed Minimum Income Benefit
If you elect to exercise the Guaranteed Minimum Income Benefit provided under this rider, the Guaranteed Income Base on that date (reduced for any premium tax or similar state or local tax that we paid and did not previously deduct) will be applied to the appropriate factor from the Guaranteed Income Annuity Option Table included in this rider to determine the Guaranteed Minimum Income Benefit. If more favorable to the payee, the periodic fixed annuity payment will be determined by applying your Contract Value to the comparable annuity options in your contract or to the then current single premium, fixed-dollar individual immediate annuity rates in use by the Company on the date that the Guaranteed Minimum Income Benefit is exercised.
Annuity Options
You may elect for the Guaranteed Minimum Income Benefit to be paid under one of the following options:
Option 1
Life Annuity with 10-Years Certain. We will make annuity payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.
Option 2
Joint and Survivor Life Annuity with 10-Years Certain. We will make annuity payments for 10 years and after that during the joint lifetime of the Annuitant and Joint Annuitant. Payments will then continue during the remaining lifetime of the survivor of them. No payments are due after the death of the survivor of the Annuitant and Joint Annuitant or, if later, the end of the 10-year period certain.
At certain older annuitization ages, the certain period under these options will be less than 10 years. The certain periods for these ages are identified in the Guaranteed Income Annuity Option Tables that are included in this rider.
Charge for Rider
On each anniversary this rider is in effect we will deduct from your Contract Value a Guaranteed Minimum Income Benefit Rider Charge equal to the product of the Rider Charge Rate and the Guaranteed Income Base.

If you choose to accept investment restrictions, the initial charge rate for the rider will be the Investment Restrictions Charge Rate shown in the Contract Specifications on Page 4 of the contract if this rider was issued with the contract or on the Amendment to add this rider if the rider was subsequently added after the Contract Date.

If you choose to have no investment restrictions, the initial charge rate for the rider will be the No Restrictions Charge Rate shown in the Contract Specifications on Page 4 of the contract if this rider was issued with the contract or on the corresponding Amendment if the rider was subsequently added to the contract after the Contract Date.

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During the Charge Freeze Period, the Rider Charge Rate is: (a) the applicable rate shown in the Contract Specifications on Page 4 of your contract, if this rider was issued at the same time as the contract or; (b) the applicable rate shown on the corresponding Amendment to your contract if this rider was added to the contract after the Contract Date.

After the Charge Freeze Period expires, a Rider Charge Rate, which may be greater than the then existing Rider Charge Rate, will be declared by us at each reset. We may change the Rider Charge Rate for either investment option independent of the other investment options. Any new Rider Charge Rate will be no greater than the Investment Restrictions Charge Rate for new issues of this rider form on that date, if you have committed to investment restrictions, and no greater than the No Restrictions Charge Rate for new issues of this rider form on that date, if you have not committed to investment restrictions. Furthermore, the Rider Charge Rate will never be more than the applicable Maximum GMIB Rider Charge Rate shown in the Contract Specifications on Page 4 of the contract, if this rider was issued with the contract or on the Amendment if the rider was subsequently added after the Contract Date.

If you receive a charge rate increase on an anniversary, you have the option to refuse the reset. Additionally, if you have not previously committed to investment restrictions you may make an irrevocable commitment to adhere to the investment restrictions described in the Available Investment Options provision. If such a commitment is made, then at the first subsequent anniversary, the charge rate will be decreased to the then current Investment Restrictions Charge Rate. Notice of the refusal of the reset or an irrevocable commitment to adhere to the investment restrictions must be received by us no later than 30 days after the eligible Reset Date.

The Rider Charge will be deducted from all investment portfolios on a pro rata basis in proportion to their percentage of the total Contract Value.

In the event that the Annuitant dies, you surrender the contract, this rider terminates due to violation of the investment restrictions or you elect to annuitize during any Contract Year, we reserve the right to prorate the annual charge for this rider that had not yet been assessed prior to the Annuitant’s death or the annuitization.
Addition of Rider
If we so designate, this rider may be added after the Contract Date. However, it may only be added on an anniversary of the Contract Date subject to any maximum Annuitant age we allow at that time.
Termination of Rider
You may not cancel this rider, unless we otherwise agree. This rider will terminate upon the earliest of: (a) the anniversary of the Contract Date after the Annuitant’s 90th birthday, (b) the date of a total withdrawal of the Contract Value, other than a withdrawal that triggers the automatic exercising of the Guaranteed Minimum Income Benefit as described in the Protection in the Event of a Zero Contract Value provision, (c) the date on which funds are allocated in a manner that violates the Available Investment Options provision, if you have committed to accepting those investment restrictions, or (d) the date that the Guaranteed Minimum Income Benefit is exercised.

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Guaranteed Income Annuity Option Table
(Annuitization Prior to 2025)
Installments shown are for a monthly payment for each $1,000 of Guaranteed Income Base applied under an Annuity Option. Age, as used in these tables, is age as of nearest birthday. Rates of monthly payments for ages and periods certain not shown, if allowed by us, will be based on an actuarially equivalent basis. To determine annual, semi-annual, or quarterly installments, multiply the amounts shown by 11.48, 5.81, or 2.92; respectively.
Option 1: Life Annuity with 10-Years Certain*

Age			Age
of Annuitant	Male	Female	of Annuitant	Male	Female
50	$3.39	$3.19	71	$5.41	$4.96
51	3.44	3.23	72	5.57	5.11
52	3.50	3.28	73	5.73	5.27
53	3.56	3.33	74	5.89	5.43
54	3.62	3.39	75	6.06	5.61
55	3.69	3.44	76	6.24	5.79
56	3.76	3.50	77	6.42	5.98
57	3.83	3.57	78	6.61	6.18
58	3.91	3.63	79	6.80	6.38
59	4.00	3.70	80	6.99	6.59
60	4.08	3.78	81	7.39	6.95
61	4.18	3.86	82	7.83	7.35
62	4.27	3.94	83	8.33	7.80
63	4.38	4.03	84	8.89	8.30
64	4.49	4.12	85	9.51	8.87
65	4.60	4.22	86	9.91	9.29
66	4.72	4.33	87	10.32	9.73
67	4.85	4.44	88	10.75	10.18
68	4.98	4.56	89	11.18	10.64
69	5.12	4.68	90	11.63	11.11
70	5.26	4.82	91	12.08	11.59

*	For older ages, certain periods are reduced as follows: Age 81 — 9 years, Age 82 — 8 Years, Age 83 — 7 Years, Age 84 — 6 Years, Ages 85 to 91 — 5 Years
Option 2: Joint and Survivor Life Annuity with 10-Years Certain

Age	Age of
of Male	Female Contingent Annuitant
Annuitant	50	55	60	65	70	75	80	85	90
55	$3.04	$3.18	$3.31	$3.43	$3.52	$3.59	$3.64	$3.67	$3.68
60	3.09	3.27	3.45	3.62	3.78	3.90	3.99	4.04	4.07
65	3.13	3.33	3.56	3.80	4.04	4.25	4.40	4.51	4.57
70	3.15	3.38	3.64	3.95	4.29	4.61	4.88	5.08	5.20
75	3.17	3.41	3.70	4.07	4.49	4.95	5.38	5.72	5.94
80	3.18	3.42	3.74	4.14	4.64	5.23	5.84	6.38	6.75
85	3.18	3.43	3.76	4.19	4.74	5.43	6.21	7.36 1/	8.24 1/
90	3.18	3.44	3.77	4.21	4.79	5.54	6.45	8.00 1/	9.33 1/

1/	Certain Period is 5 years.
Actuarial Basis — Installments shown in these tables are based on the Annuity 2000 Mortality Table projected under Scale G to an assumed annuitization year of 2024, with further mortality improvements assumed after that year, and with compound interest at the effective rate of 2.5% per year.

Form 08-GMI-1	The Ohio National Life Insurance Company	Page 7 of 8

Guaranteed Income Annuity Option Table
(Annuitization in 2025 or Later)
Installments shown are for a monthly payment for each $1,000 of Guaranteed Income Base applied under an Annuity Option. Age, as used in these tables, is age as of nearest birthday. Rates of monthly payments for ages and periods certain not shown, if allowed by us, will be based on an actuarially equivalent basis. To determine annual, semi-annual, or quarterly installments, multiply the amounts shown by 11.52, 5.83, or 2.93; respectively.
Option 1: Life Annuity with 10-Years Certain*

Age			Age
of Annuitant	Male	Female	of Annuitant	Male	Female
50	$3.32	$3.14	71	$5.24	$4.81
51	3.38	3.18	72	5.39	4.95
52	3.43	3.23	73	5.55	5.10
53	3.49	3.28	74	5.71	5.26
54	3.55	3.33	75	5.87	5.42
55	3.61	3.38	76	6.04	5.60
56	3.68	3.44	77	6.22	5.78
57	3.75	3.50	78	6.41	5.97
58	3.82	3.56	79	6.59	6.17
59	3.90	3.62	80	6.79	6.37
60	3.98	3.69	81	7.16	6.71
61	4.07	3.77	82	7.57	7.07
62	4.16	3.85	83	8.03	7.49
63	4.26	3.93	84	8.54	7.95
64	4.36	4.02	85	9.11	8.46
65	4.47	4.11	86	9.50	8.86
66	4.59	4.21	87	9.91	9.29
67	4.71	4.32	88	10.34	9.73
68	4.83	4.43	89	10.78	10.19
69	4.96	4.55	90	11.24	10.67
70	5.10	4.67	91	11.70	11.16

*	For older ages, certain periods are reduced as follows: Age 81 — 9 years, Age 82 — 8 Years, Age 83 — 7 Years, Age 84 — 6 Years, Ages 85-91 — 5 Years
Option 2: Joint and Survivor Life Annuity with 10-Years Certain

Age	Age of
of Male	Female Contingent Annuitant
Annuitant	50	55	60	65	70	75	80	85	90
55	$3.01	$3.14	$3.26	$3.37	$3.46	$3.52	$3.56	$3.59	$3.60
60	3.05	3.22	3.39	3.55	3.70	3.81	3.89	3.94	3.97
65	3.08	3.28	3.50	3.72	3.94	4.14	4.28	4.38	4.44
70	3.11	3.32	3.57	3.86	4.18	4.48	4.74	4.92	5.04
75	3.12	3.35	3.63	3.97	4.37	4.80	5.21	5.53	5.75
80	3.13	3.36	3.66	4.04	4.51	5.06	5.65	6.17	6.55
85	3.13	3.37	3.68	4.08	4.60	5.25	6.00	7.06 1/	7.90 1/
90	3.14	3.38	3.69	4.10	4.65	5.36	6.24	7.66 1/	8.96 1/

1/	Certain Period is 5 years.
Actuarial Basis — Installments shown in these tables are based on the Annuity 2000 Mortality Table projected under Scale G to an assumed annuitization year of 2034, with further mortality improvements assumed after that year, and with compound interest at the effective rate of 2.5% per year.

Form 08-GMI-1	The Ohio National Life Insurance Company	Page 8 of 8

THE OHIO NATIONAL LIFE INSURANCE COMPANY

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